Exhibit 10.2

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT FOR TODD NEWTON
This Second Amendment to Employment Agreement (this “Amendment”) is made and entered into by and between Apollo Endosurgery, Inc., a Delaware corporation (the “Company”), and Todd Newton (“Executive”).
RECITALS
A.    The Company and Executive entered into that certain Employment Agreement, effective June 1, 2014, as amended on May 19, 2016 (the “Employment Agreement”). Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Employment Agreement.
B.     Section 9(d) of the Employment Agreement provides benefits that are payable to Executive in the event of Executive’s termination for Good Reason or without Cause. On May 23, 2018, the Compensation Committee of the Company’s Board of Directors approved certain amendments to Section 9(d) of the Employment Agreement.
C.     The Company and Executive desire to amend the Employment Agreement as set forth herein with all terms to be effective as of May 23, 2018.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Section 9(d) of the Employment Agreement is hereby revised to delete subsection (ii)(3), to include a new subsection (iii) and to revise subsection (iv) as set forth below.
(iii) If such Separation from Service occurs within three (3) months prior to (contingent upon the occurrence of the Change in Control), on or within twelve (12) months after a Change in Control, in lieu of the Severance Benefits described in Section 9(d)(ii)(1) and (2) above, Executive shall receive the following severance benefits (the “Change in Control Severance Benefits”):
(1)an amount equal to twenty-four (24) months of Executive’s then-current Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, paid in equal installments on the Company’s normal payroll schedule over the 24-month period immediately following the date of Separation from Service, except as set forth below (the “Change in Control Salary Continuation”), plus an amount equal to the Annual Bonus, if any, earned in connection with completion of the fiscal year prior to Executive’s Separation from Service that would have been payable to Executive under Section 3(b) had Executive remained an employee of the Company through the Annual Bonus payment date for that fiscal year;

(2)Should Executive elect to continue his medical, dental and/or vision insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any analogous provisions of applicable state law, the Company shall reimburse Executive for the COBRA premiums necessary to continue COBRA coverage for Executive and him eligible dependents (“COBRA Premiums”) from the date of Executive’s Separation from Service until the earliest to occur of (a) twenty-four (24) months following the Separation from Service, (b) the expiration of Executive’s eligibility for the continuation coverage under COBRA, and (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Separation from Service through the earliest of (a) through (c) is referred to herein as the “COBRA Benefits Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Benefits Payment Period. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the twenty-four (24) months following the Separation from Service, Executive must immediately notify the Company of such event; and
(3)One hundred percent (100%) of the shares subject to the Options (and any other options and other equity awards subsequently granted to Executive) shall become vested and exercisable (if applicable) as of the date of Executive’s Separation from Service.
(iv)     The Severance Benefits and Change in Control Severance Benefits will be subject to deductions for applicable tax withholdings. No Severance Benefits or Change in Control Severance Benefits will be paid prior to the day that is sixty (60) days following the date of Separation from Service. On the sixtieth (60th) day following the date of Separation from Service, the Company shall pay in a lump sum the aggregate amount of the Salary Continuation or the Change in Control Salary Continuation, as applicable, that the Company would have paid Executive through such date had the payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance paid thereafter on the applicable schedules described above.”
2.Except as herein modified and amended, all the terms and conditions of the Employment Agreement shall remain in full force and effect, and the execution of this Amendment shall in no event be deemed to constitute a waiver of any right or claim of any of the parties hereto under, or by virtue of, the Employment Agreement, except as otherwise specifically set forth herein. This Amendment and the Employment Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.
3.This Agreement is executed by the parties in the State of Texas and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law).
4.This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. A facsimile shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE COMPANY:

APOLLO ENDOSURGERY, INC.,
a Delaware corporation

By:
Rich Meelia, Chairman of the Board of Directors

EXECUTIVE:

Todd Newton, individually